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                                  EXHIBIT NO. 99.11

                           CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Financial Highlights", "Investment Advisory and Other Services" and "Financial Statements" in Post-Effective Amendment No. 22 to the registration statement (Form N-1A, No. 2-25272) and related Prospectuses of SAFECO Money Market Trust.

We also consent to the incorporation by reference therein of our report dated January 31, 1997 with respect to the financial statements of SAFECO Money Market Trust as of and for the year ended December 31, 1996 included in the 1996 Annual Report filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
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Seattle, Washington
April 29, 1997.